Exhibit 99.1

DOT HILL THIRD QUARTER 2003 EARNINGS

Moderator:  Kirsten Garvin

October 22, 2003

11:00 am CT

Operator:

Good afternoon.  My name is (Lynn).  And I will be your conference facilitator.  At this time, I would like to welcome everyone to the Dot Hill Third Quarter 2003 Earnings Conference Call.  All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks, there will be a question and answer period.  If you would like to ask a question during this time, simply press star, then the number 1 on your telephone keypad.  If you would like to withdraw your question, press star, then the number 2 on your telephone keypad.

Thank you. Miss Garvin, you may begin your conference.

Kirsten Garvin:

Thank you.  Hello, everyone.  My name is Kirsten Garvin.  And I am Dot Hill’s Director of Investor Relations.  We’d like to welcome everyone joining us on the phone and to our Web cast to Dot Hill’s conference call for the third quarter of 2003.  Our financial results were issued earlier today and can be viewed on our Web site at www.dothill.com.  With me today are Dot Hill’s President and Chief Executive Officer, Jim Lambert; and Preston Romm, Chief Financial Officer.

Before we begin, I would like to inform everyone that statements made during this call regarding matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the statements.

To learn more about such risks and uncertainties, you should read the risk factors set forth in the Firm’s 8K, 10K, and 10Q most recently filed by Dot Hill.  All forward-looking statements made during this call speak only as of the time they are made.  Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after they are made.

At this time, I’d like to turn the call over to CFO, Preston Romm.

Preston Romm:

Thank you, Kirsten.  And welcome, everybody.  For the second consecutive quarter, Dot Hill has posted record profits and net revenue.  We also beat our guidance, as well as analysts’ consensus for the third quarter, both on the top and bottom lines.  For the third quarter in a row, nearly every financial indicator improved from both a year ago and the previous quarter.

Net revenue increased during the third quarter of this year to $51 million, an impressive 494% increase over the third quarter a year ago and a sequential 5% increase over the second quarter of 2003.  This is our fourth consecutive quarter of increasing revenue.

Shipments to one major OEM customer accounted for 86% of total net revenue, or $43.9 million, versus 41.1 million during the second quarter of

2003. This is particularly encouraging, since the September quarter is typically seasonally slow. And it’s our largest customer’s first fiscal quarter.

Net income attributable to common stockholders for the third quarter 2003 was $3.8 million or 10 cents per diluted share, compared to a net loss for the third quarter a year ago of 7.3 million or 29 cents per diluted share, and net income for the preceding second quarter of $2.5 million or 7 cents per diluted share.  Net income for the nine months ended September 30, 2003, was $4.7 million, representing diluted earnings per share of 13 cents.

Gross profit for the third quarter increased to $11.7 million or 23% of net revenue.  A year ago, gross profit for the third quarter of 2002 was $0.9 million or 10.1%.  And last quarter, Q2 of 2003, gross profit was $10 million or 20.7% of net revenue.  This is an increase of 230 basis points quarter over quarter.

The increase in our gross profit was due in part to implementation of cost reduction programs. We will continue to investigate and implement opportunities for cost reductions in the quarters to come.

Sales of our SANnet II products were stronger than ever.  Our SANnet II Fibre Channel product released in March of 2003 accounted for approximately 54% of our net revenue.  And our SANnet II SCSI product accounted for approximately 42% of net revenue.  We released our SANnet II Blade product during the quarter and look forward to future sales of that product, as well.

SANnet I sales accounted for less than 2% of total revenue.  We are encouraged to see that number decrease, as our customers’ movement to SANnet II allows us to take advantage of numerous operational and cost benefits, which we have explained during our last few conference calls.

Briefly, SANnet II line is produced entirely by our manufacturing partner, Solectron.  The use of Solectron, our focus on SANnet II, and our use of indirect sales channels allows us to, one, decrease many expenses that are associated with manufacturing, as well as eliminate our need to sustain a larger direct sales force.  Because of this, selling, general and administrative expenses were relatively flat compared to the last two quarters, despite significant increases in revenue.

Two, our outstanding - our outsourcing of manufacturing allows us to keep inventory extremely low, at around $3 million for the third quarter, reflecting inventory turns of 53.2.  It also allows us to keep capital expenditures low, at less than $1 million for the quarter.

Three, our focus on indirect sales, the outsourcing of manufacturing, and the outsourcing of large portions of our service organization enables us to keep head count low.  Dot Hill’s annualized revenue per head has been more than $1 million for the past two quarters.  Plus, personnel decreases in other departments allows us to focus on our engineering team and the design of innovative products.  The operating model we implemented late last year continues to yield its desired results.

In September, we strengthened our balance sheet considerably through a follow-on equity offering, coupled with positive cash flow from operations.  The offering received an outstanding reception, leading to both an increase in the shares offered and the exercise of the over-allotment.

Dot Hill sold over 9.9 million newly issued shares and raised the net of $145.8 million in the offering.  Since we had no long-term debt at the time of the offering and continue to have no long-term debt, all went straight to our cash position. At the end of the third quarter, our cash, cash equivalents, and short-term investments totaled $185.3 million.

With that, I’d like to turn the call over to our CEO, Jim Lambert. Jim.

Jim Lambert:

Thank you, Preston.  And welcome, everyone.  I’m very pleased to report that the impressive gains Dot Hill has experienced over the last few quarters, through the execution of a well-designed business plan, continued during the third quarter.  Our SANnet II products are selling better than ever.

We shipped 3769 terabytes of storage during Q3.  And that compares to 3,370 in the preceding quarter and 276 terabytes for the same period a year ago.  As Preston mentioned, over 95% of our revenue was from the SANnet II products.

We also saw our relationship with a key OEM customer continue to expand.  Revenue to that customer was 43.9 million.  This increase in revenue is particularly important, in that this customer has its first fiscal quarter.  And the summer seasonality typically affects sales.  But Dot Hill was able to increase revenue nonetheless.  We’re pleased that the interaction between the two companies remains highly positive and mutually beneficial.

In addition to focusing on that customer, we also focused on signing up channel partners.  During our last conference call, as you may recall, we discussed the two-year software licensing contract with a major OEM customer.  At that time, we withheld the identity of the customer, pending the customer’s launch of the product line that incorporates our software product.

Today, we are very pleased to announce that that major OEM customer is Network Appliance. Under the agreement, Net App will have the non-exclusive right to distribute a specially enhanced version of our SANpath storage networking software.  Net App will distribute SANpath with its new FAS series of servers, which began shipping in September of 2003.  This agreement is an important validation of Dot Hill’s technology, in this case, our SANpath software.

Throughout 2003, we have continued to build strong relationships with industry leaders, such as Net App. And we’re pleased to extend these efforts to include our software.

Dot Hill has also recently signed a reseller agreement with NTT Data Systems Corporation, a leading system integrator.  NTT Data Systems Corporation is a subsidiary of NTT Data Corp, Japan’s top system integrator that plays an important role in the NTT group, one of the world’s largest telecommunications companies.  The company - that company will be selling our SANnet II storage solutions to their varied customer base.

We have worked hard and will continue to focus on forging partnerships in the channel.  In addition to Net App and NTT, we have added new channel partners that include system integrators, like Sonus Networks and Yada Yada, resellers such as GTSI and Sandial, as well as OEM’s and service providers.

With respect to many of the new customers signed up during the third quarter, we have already received orders and shipped product. And we’re looking forward to building upon these relationships.

On the sales front, we’re also encouraged to see activity from some of our old telecommunications customers.  Historically, Dot Hill has always had great success selling to the telecommunications sector.  Telecommunications companies, many of which are also common carriers, have always understood the importance of data tone and the high reliability of our products evidenced by our NEBS certifications.

When purchasing by the telecommunications sector dropped off a number of years ago, Dot Hill reacted quickly and successfully in seeking other sources of revenue.  But we never doubted that the telecommunications sector would, at some point, begin purchasing again.  And we also never doubted that when it did, our contacts in the sector would seek us out.  During the third quarter, we were pleased to see that - some of that occur and hope that it yields additional revenue in the quarters to come.

We continue to invest research and development dollars in new features, products, and technology.  One such technology is Serial ATA.  We are working on bringing a family of Serial ATA products to market in 2004.

Another important change that occurred for us during the third quarter was our move to the NASDAQ stock market.  Since the move, our stock has been trading well with good volume and activity.  We believe that being listed on NASDAQ, as well as our recent follow-on equity offering that Preston described earlier, has helped raise the visibility of Dot Hill’s stock.  We’re committed to stockholder value and believe that our actions taken during the third quarter have added to that value.

To sum up, we continue to deliver on the operating goals that we set forth last year.  We’ve moved from a direct sales model to an indirect model.  We’ve moved all significant manufacturing operations to our third party partner, Solectron.  We’ve realigned head count to focus on engineering.  And we’ve added significantly to our balance sheet, helping to ensure financial health in the quarters to come.

Because our third quarter results exceeded guidance, we’re changing our full year 2003 guidance to net revenue of 184.8 million and fully diluted net income per share of 24 cents on a higher share count for the year, as compared to previous guidance of 180 million in net revenue and fully diluted net income per share of 25 cents.

We’re also reaffirming our fourth quarter 2003 net revenue guidance of 55 million and adjusting the fully diluted net income per share to 11 cents, reflective of the higher share count.

Now I’d like to open the call up to questions. Operator.

Operator:

Yes, sir.  At this time, I would like to remind everyone - if you would like to ask a question, press star then the number 1 on your telephone keypad.  We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from (Ian Gilson) of Roth Capital Partners.

(Ian Gilson):	Good morning, gentlemen. Congratulations on the excellent numbers. Preston, could you give us the share count that you are using for the fourth quarter and full year number?

Preston Romm:

Yeah, the primary number of shares as of today is 43,125,000.  Fully diluted number of shares, not the treasury method but a share is a share, is 48,298,000.  I’m using say 46,700,000 for the treasury method to calculate the EPS for Q4.

(Ian Gilson):	And for the full year.

Preston Romm:	For the full year, give me a second here. 37 thousand - 37,300,000, (Ian).

(Ian Gilson):

Okay.  In the estimate for the fourth quarter revenue number, it would appear that if the non-Sun customers maintain their current level of revenue, that you are looking for only a modest, if any, increase in revenue from Sun.  Could you comment?

Jim Lambert:

Well, I think, (Ian), that the quarter has started off very strong on all areas of the business.  And we’re looking for an increase in both our large OEM and from our other channel partners.  So things have started off strong - strongest start to a quarter that I’ve seen in years.

(Ian Gilson):	Okay, when is it likely that you can offer us guidance on ‘04?

Preston Romm:	We’re going through that now, (Ian), and taking a look at the numbers and trying to decide whether we’re going to give ‘04 guidance or just a quarter out - each quarter.

(Ian Gilson):	Okay, and when does Network Appliance kick in?

Jim Lambert:

Well, they’ve just announced the product at the end of last quarter.  And so it’s kind of the, I think as I’ve mentioned earlier - that the deal with Network Appliance is kind of the inverse of our other large OEM customer, which is high revenue and low margin.  The Network Appliance is lower revenue, but it’s all margin, since it’s software.  So really next year is probably when it probably will be more significant.  But we’re really dependent on their ramp of their product.

(Ian Gilson):	Okay, can you give us a little more details on that product? Is it - what operating system is it based on? And where does your software fit?

Jim Lambert:

Well, we have done a special version of our SANpath software, which is a multi-pathing, load-balancing piece of software.  And it runs on all of the open systems platforms.  Net App was particularly interested in our product, because it ran on all of the operating - open systems, operating systems like AIX and IBM, AIX.  It runs on Linux.  It runs on, obviously, Solaris.  It runs on - I’m forgetting one here this morning.  But…

(Ian Gilson):	How about on Windows?

Jim Lambert:	And Windows, that’s the one.

(Ian Gilson):	Okay, thanks very much.

Jim Lambert:	Okay.

Preston Romm:	Thanks, (Ian).

Jim Lambert:	Thanks, (Ian).

Operator:	Your next question comes from (Mark Calliher) of Adams Harkness and Hill.

(Mark Calliher):	Hi, guys, great quarter.

Jim Lambert:	Thanks, (Mark).

(Mark Calliher):	Can you just talk a little bit about the gross margins? They picked up nicely. Where do you think that can go? And how does the Net App OEM deal play into that?

Preston Romm:

The margins did pick up nicely - 230 basis points.  And we were anticipating something around 100 or 150 basis points earlier in the quarter.  We’re getting cost reduction ideas implemented.  And it’s going through Solectron’s inventory pipeline quicker than we anticipated.

So I wouldn’t look for a big improvement in the fourth quarter for gross margin, although we still have a lot of other ideas.  And we’re implementing them.  So I would look for - from a cost point of view, some improvement into Q4.  And then we have to decide whether that goes to the bottom line.  Or we can use it as a strategic tool to help grow market share and help our largest customer grow market share.

Jim Lambert:

Yeah, I wouldn’t look for us to necessarily grow that margin too much more, because we believe that we can go and - with the model we have and the leverage that we have on our model, really use that as a tool to go and gain market share.  And so that’s really the direction that we’re headed, (Mark).  And so, I think you’ll see us be aggressive on providing lower costs to our partners, as opposed to trying to raise our margin.

Preston Romm:

On Net App, as Jim mentioned, that’s the inverse of the Sun deal.  It’s 100% gross margin.  So as soon as they ramp up their products and we get the royalty stream coming in, it’ll impact our gross margin very favorably.

(Mark Calliher):	All right. And how about - did you give out cash flow from operations for the quarter?

Preston Romm:	Cash flow from operations was in the high $7 million range. And then we had a couple million dollars of cash coming in from employees exercising stock options. And the rest was the equity raise.

(Mark Calliher):	And one last question - do you - can you tell us the percent of sales that are coming from the telecom sector right now? How big is that for you?

Preston Romm:

It’s tough - difficult to give an answer, because we really don’t see the end user sales through the Sun channel.  But if we take out the Sun channel, it was above $1 million, less than $2 million for the last quarter.  But we’re getting a lot of indications from our current customers that they’re looking to make some purchases.

Jim Lambert:

Yeah, as a matter of fact, there’s - for example, just in Europe, we have - or let me say EMEA, I can think of nearly 10 telecommunications customers that we have.  And virtually every one of them - activity is picking up.  And that includes our largest - or one of our historic larger customers that you’ve heard me talk about before - Converse.

So we’re very encouraged by that and hope that the activity that we’ve seen over the last 90 days from all of those continues.  We’re also seeing that from some of our U.S.-based telecommunication customers.

(Mark Calliher):	Okay, great. Thanks.

Jim Lambert:	Thanks, (Mark).

Operator:	Your next question comes from (Robert Montague) of RBC.

(Robert Montague):	Hey, good morning and good job on the third quarter.

Jim Lambert:	Thanks, (Robert).

(Robert Montague):

I wondered, on the OEM front, either with your existing large OEM or others, if you could characterize the pipeline of new projects there.  Secondarily, given the history of guidance and beat - and if you could give any kind of comments on the degree of conservatism you believe is included in your fourth quarter guidance.

And then with the September quarter being a little more back-end loaded than most, generally for folks, what do you see the DSO trend in the December quarter? Thanks.

Jim Lambert:

Let’s see.  That’s a bunch of questions.  So we’ll have to walk through them.  As far as our largest OEM and other OEM’s, we have a pipeline full of new products that we’re working on.  Some of those - the bigger one is certainly a Serial ATA.  We are working on a number of Serial ATA-based products.

We’re in discussions with our largest OEM on those Serial ATA products.  We have not yet received an award letter.  We believe we’re trying very hard and hope that we will be able to win that business there.

We’re also talking to many other prospects about our Serial ATA products.  We’re talking to not only the traditional server vendors.  But we’re also talking to tape library companies.  One of the Serial ATA-based products that we’re working on - we’re targeting for that market.

So - and we have many other customers in the video area that we’re talking to on the Serial ATA products.  So I’m very optimistic that we will win a number of new customers based on our Serial ATA products that we’ll bring to market next year.

We also have other products.  We’re working on, for example, embedding a full fabric switch into our current SANnet II product.  We’re actually going to be putting dual switches in there.  And our largest OEM customer is very interested in that product.  We have other customers and prospects that are very interested in that product.

Again, it’s our intention at this time to bring that product to market in 2004.  We do not have an award letter yet from our largest OEM customer on that either.  But I’m optimistic that we will be able to win that piece of business also.  So I hope that answers the first question.

Preston Romm:

The question on conservatism, (Robert), is tough to answer, because it’s a judgmental call.  I think Jim and I are relatively conservative.  And we like to set goals and beat them.  Other than that, I’m not sure how to answer your question.

On the DSO front, yes, the September quarter was extremely back-ended.  And we ended the quarter with DSO at 26 days versus June quarter, which was not back-ended, at 28 days - so a slight improvement.  I don’t think you’ll see much change in the DSO number, unless our largest customer changes their payment terms to us.

(Robert Montague):

Okay.  And it seems like there’s been some organizational changes and maybe some head count reductions around your largest unnamed customer.  And your comments are helpful that you’re off to a good start there.  Any - do you foresee any impact in the flow of business with them with organizational things that are going on there now?  Thanks.

Jim Lambert:	We’re optimistic that we can continue to grow our business with them and also continue to expand our business with other customers. We believe there’s a number of areas that we can grow our business.

One - let me give you a list.  First of all, if our largest customer continues to improve their attach rate, which they did last quarter, and they have mentioned that already, that means our business goes up proportionately.  If we can win additional business there, like the Serial ATA-based product, that could be a significant piece of additional revenue.  Other products - this imbedded switch will help us to increase our revenue at the largest account.

So things are going very well with the product.  It’s continuing to be well received by end users and customers all around the world.  The performance is very, very good.  The quality has been very good.  So we see lots of opportunity for us to continue to grow that, even though our - there may be other issues going on at our largest customer.

(Robert Montague):	Okay, great, thanks.

Preston Romm:	Thanks, (Robert).

Operator:	Your next question comes from (Glenn House) of Needham and Company.

(Glenn House):

Hi, guys.  Maybe I’ll try the guidance question one more time.  Is there something you’re seeing out there that has led you to put out fourth quarter revenue guidance that’s just slightly below the First Call numbers we see from most of the analysts that cover the Company - something that’s shown up on your radar screen over the last month or two?

Jim Lambert:

I think I’ll make a few comments and then Preston can answer.  I think both of us are conservative.  We’ve said before - we’re conservative.  We - all we did is just reaffirm our guidance.  We put the guidance that we currently have out there.  We talked about - we’ve actually raised those numbers earlier this year.

We’re off to the strongest start of a quarter that I can remember in recent history. But as Preston said, we’re both conservative. And it’s our job - we want to beat our numbers. So…

Preston Romm:

There’s no hidden agenda there, (Glenn), that our number is slightly below the Consensus.  We just stuck with the same number we’ve been talking about for a number of months now.  And as Jim said, the quarter started off - the quarter - last quarter ended very strong.  And it continued right through October.  And it continues up through today.  And we’re very encouraged on the non-Sun side of business and a lot of the verbiage that we’re getting from our customers.

(Glenn House):

And maybe picking up on that, could you comment on - one of the concerns going back in time was that Sun would cannibalize your base business.  To what extent do you have any visibility of that - to that?  And if you do have some visibility, what extent are you seeing that take place?

Jim Lambert:

Well, we’ve seen a little bit of that.  But we - it’s a little bit hard to sort out, because if you go back 12 months or plus or minus, we were doing direct sales.  And we’ve really gone through a pretty significant transition, where we’re not doing direct sales anymore.  We took those accounts and turned them over to channel partners.  And so we don’t have quite as much visibility at the end user level as we used to.

On the other hand, we’re seeing - continuing to see a lot of interest in our products that we have today and the ones that we’re coming up with for the future from all over the world.  So we’re real encouraged by that.

And we’re getting wins.  And we’re getting partners signed up.  And once we get them signed up, they have to go through a process before they start shipping the products.  And so that’s all happening as we plan.  We have not lost any of our significant customers to our largest partner.

(Glenn House):	Any sense you can give us on where the Sun product is ultimately going out there and who it’s competing most often with? Or you just don’t have visibility of that?

Jim Lambert:

We don’t have a lot of visibility.  But we do know that it’s being shipped worldwide, probably to most every place that Sun is.  And I believe that’s something like 170 some countries, where they sell into.  So we do have some contact with Sun folks from all over the world and believe it’s being sold all over the world.

It’s being sold - again, as far as we know, based upon things that we’ve heard, it’s being sold across all of their servers and in most all of the markets.

(Glenn House):	Thanks.

Operator:	Your next question comes from (Harry Blont) of Lehman Brothers.

(Harry Blont):	Hey, guys, thanks.

Jim Lambert:	Hi, (Harry).

(Harry Blont):

Two quick questions - a lot of the other ones have been addressed.  But first of all, on the Blade product, the first product you’ve shipped has been a 160.  When are you anticipating shipping a U320 Blade?

Jim Lambert:	It looks like, right now, it would be later in the first quarter of next year.

(Harry Blont):	Okay, and is that the particular product? Or are you just going to start getting some traction on - with the Blade product at the large OEM? Or is that…

Jim Lambert:	That’s what it looks like right now. It appears that they want to wait and start off with the U320 as opposed to starting off with the 160.

(Harry Blont):	Okay, great. And then the second question really pertains to the Crossroads lawsuit - wondering if you could provide any additional detail on that.

Preston Romm:

We’ve been talking to Crossroads for a while now.  They have two patents, in particular, of interest.  One has been supported in the court.  And we don’t feel we infringe on that particular patent.  If we do, it’s a time-diminimous amount of money.  The second patent that they’re alleging we infringe has not been supported in a court.  We don’t feel we infringe on that one at all.

So first of all, we think this is without merit.  And we’ll vigorously defend it.  And the second thought is - it’s rather interesting the timing of talking to them and then filing suit, vis-à-vis our equity raise, too.  But the overall areas - we think the patents are unfounded to us.  And we’ll defend them.  It’s just kind of a nuisance.

(Harry Blont):	Great, thank you very much.

Operator:	Your next question comes from (Dave Sayole) of Kingsford Capital.

(Dave Sayole):	Thanks. What percentage in the quarter were to the channel partners, including OEM?

Preston Romm:	It’s in the mid-90%. Very few of our business was direct still. Less than 2% of the business was direct.

(Dave Sayole):	So last quarter was 97%. So you’re saying it’s gone down from last quarter.

Preston Romm:	It’s increased from last quarter.

(Dave Sayole):	Okay, so last quarter was 97%. So you’re saying it’s greater than 97%.

Preston Romm:

It’s probably 98%.  Really, to be honest with you, (George), we really don’t even analyze it anymore, because it’s all through the indirect channels and OEM’s and systems integrators and service providers.

(Dave Sayole):	Okay, great. And service revenue in the quarter was…

Preston Romm:	Less than $1 million - and again, that’s not a big piece of our revenue, because our partners who are dealing with the end users really handle the first line service.

(Dave Sayole):	Okay, and the SANnet Fibre Channel you said was 54% of the revenues in the quarter.

Preston Romm:	Right.

(Dave Sayole):	And if I’ll multiply that out, it looks like it’s down sequentially from 28.6. Is there any kind of guidance you can give us what we should expect for fourth quarter?

Preston Romm:

Typically what we’ve seen and what we hear from our largest customer is that the first quarter of the product is release and announce.  There is some pent-up demand.  And you see a big push in revenue.  The second quarter after an announcement, which was the September quarter in the Fibre Channels case, it comes down a little bit as customers analyze it and implement it and play with it.

And then the third quarter, revenue increases. We’ve certainly seen that trend with the SCSI product, all three quarters. And we’re seeing that trend with the Fibre Channel.

(Dave Sayole):	So okay, it would be on a nominal basis increase or on a percentage basis increase of your sales? I mean, I’m trying to get to a sense of what you forecasted for in Q4.

Preston Romm:	We forecasted Fibre to be up.

(Dave Sayole):	Okay, so greater than 50%.

Preston Romm:	Yeah.

(Dave Sayole):	Okay, good. Thank you.

Operator:	Your next question comes from (Kashik Roya), Susquehanna.

(Kashik Roya):

Congratulations.  Most of my questions have been answered.  But to follow up on (Glenn’s) question about Sun and non-OEM, one of the concerns that investors have is - how much can you grow the non-OEM business next year as a percent?

And going back to guidance, on May 6, you gave Q4 guidance of 55 million.  Obviously, the business has gotten a lot better over the last six months.  And any particular reason - again you haven’t changed guidance since May.

Jim Lambert:

Well, first of all, on the - our other business that we’re pursuing, we are talking to today, and have been, all of the tier one OEM’s.  So it includes IBM, HP, and Dell.  And we’ve had multiple meetings.  And we have ongoing discussions with all of them.

We recently hired a new Senior Vice President of Sales for the Americas that has a very strong background in major OEM sales.  (Gordon Lichty) - we recruited from - he was at J&I.  Before that, he was at Exabyte.  He’s intimately familiar with all of the tier one OEM’s, has many contacts in all of the tier one OEM’s, has successfully done and won awards with all of the tier one OEM’s in the past.

And so we’re very excited about having him join us and believe that he can help us procure OEM deals from the tier ones and others.  So he just joined us this week.  So stay tuned.  But keep - realize deals with the tier one OEM’s take a long time.  And for the smaller OEM’s, the tier twos, they can go a lot quicker.

(Kashik Roya):	Okay, on the guidance, since you haven’t changed it since May, the business obviously has gotten a lot better.

Preston Romm:	I think that’s a valid comment. But when we have something to say, we’ll update you. But…

(Kashik Roya):	All right, great, thanks.

Jim Lambert:	You bet.

Operator:

Once again, I would like to remind everyone - if you would like to ask a question, press star, then the number 1 on your telephone keypad.  Your next question comes from (George Elling) of Deutsche Bank.

(George Elling):

Thank you.  Most of my questions also have been asked.  But let me leave you with two questions.  First of all, with your broadened product offerings, any surprises on the demand front?  Are there any products that are actually doing better than you thought or less well than you originally expected?

And secondly, with your NEBS compliance, obviously that’s a big selling point.  Can you give us any thoughts on initial reaction from these tier one OEM’s with regards to possibly taking or having one segment of their product offering featuring your NEBS-compliant products?  Thank you.

Jim Lambert:

It really depends upon which one you’re talking about and - of the OEM’s.  Some of them - it’s of interest.  And it’s the main reason we’re in there.  And then on some of the other ones, we’re really talking about new products based on Serial ATA.  So we have kind of some of each.

Certainly the quality aspect of our - that goes along with our NEBS certification is of interest to everyone, because everyone’s looking for a very high quality product.

Preston Romm:

On the surprise front, (George), really nothing this quarter.  It was - the September quarter was extremely back-ended.  And not falling in the surprise category, we were pleased to see that - the demand keep growing each day during the month of September.

Jim Lambert:

Both products, (George), are selling well and certainly surpassing our expectations.  We’ve shipped thousands and thousands of systems.  I think we’ve probably shipped over 5000.  I don’t have the exact number on the top of my head here this morning.  But I think we’ve shipped over 3000 systems just last quarter.

So I think we’re approaching the 20,000 mark of systems that we’ll have shipped with the new SANnet II product.  It’s certainly the most successful product that we’ve ever done.  And we’re just - it’s barely one year since we started shipping the first product.

So both SCSI and Fibre - exceeding our expectations.  The quality continues to be extremely good.  The feedback from customers we’re getting is - it’s very good.  Different customers are doing benchmarking.  And they’re sharing with us how we stack up against some of the competitive products.

And we’re getting back very good reports from most all of our customers on the performances.  They run different tests and use the SCSI and Fibre product in different applications, ranging from database applications.  We’re doing a lot of transactions.  We’re doing very well.

We’re doing very well at the other end of the spectrum in streaming applications for video on demand and for educational type of products, where people are trying to do hundreds of streams simultaneously.

So the products are doing very well.  And what we want to do now is - and what we’ve been working on is - incorporate the Serial ATA in our products, so that we’re going to be able to lower the cost of storage, while we maintain all the same quality and performance characteristics and features that we have today.

Operator:	Your next question comes from (Dan Grinard) of Robert Baird.

(Dan Grinard):

Thanks, a couple questions - one, can you talk - can you quantify a bit for us your R&D expense level expectations looking forward, maybe for Q4 and even beyond that?  You’ve got a lot of new products you’re talking about.  And what should we be expecting in terms of R&D?

And then secondly, somewhat related to the - not somewhat, but largely related to the gross margin question earlier, what kind of either revenue or volume kickers this - do you have with Sun, whereby they might share in sort of cost savings that you realize on the gross side?  I mean, does that exist?  Or are you able to keep all the cost savings to yourself going forward?  Thanks.

Jim Lambert:	I’ll let Preston give you the exact numbers. But I think you’ll see us, on the R&D side, continue to spend more money and invest more money each quarter as we go forward.

Preston Romm:	We spent, (Dan), just shy of $2.8 million on the September quarter. And I think you’ll see that slowly grow to something approaching 4 million for the quarter at the end of 2004.

Jim Lambert:

On the gross margin question, as Preston had mentioned earlier, some of the cost reductions that we had been planning on happened a little faster than what we anticipated.  We’re in the process currently of globalizing our manufacturing with our partner Solectron.  And we’ll be moving to two areas from California, which is not a real low-cost place to manufacture.  We’re going to be going to Asia.  And we’re also going to be going to Eastern Europe to existing Solectron facilities.

As we do that, and we’ll be doing it very carefully to make sure that we maintain the quality levels that we currently have, we will see some significant additional cost reductions.

But our strategy at this point in time - we would really like to be the Dell of storage.  And - as opposed to trying to bring that to the bottom line, we’re going to use it more as a strategic tool to go out and get market share.  So that’s why we made the comment - don’t really look for that to go up significantly in the future.  That’s not the strategy that we’re going with.

(Dan Grinard):	But to the extent you get cost savings, that’s yours to keep and use how you choose, as opposed to Sun getting some portion or all of that.

Jim Lambert:	Yes, I mean, that’s true. We have…

(Dan Grinard):	On the Sun - I’m talking on Sun volume increases.

Jim Lambert:

Right.  On the - on that question in particular, we’ve had some targets that we had agreed to with our largest customer for cost reductions each quarter.  And we’ve been actually doing better than that for them.  And I believe we can continue to do that in the future.

Preston Romm:	(Dan), there’s nothing contractually that says that they - if Sun buys more, they get a bigger cost reduction.

(Dan Grinard):	Okay.

Preston Romm:

It’s not really tied to volume.  And then, as we achieve these cost reductions on the non-Sun business, you’ll see us keep a proportionately higher amount of that savings and not pass that on to some of those customers.

(Dan Grinard):	Okay, and then the last question, if you don’t mind - can you give us an update on your NOL - where we currently sit with that? Thanks.

Preston Romm:	Well, we came into the year with $65 million of NOL. And so far, we’ve incurred a profit of $4.7 million. So we’ve used up 4.7 of the 65 million so far.

(Dan Grinard):	Okay, thanks.

Jim Lambert:	Thanks, (Dan).

Operator:	Your next question comes from (Brian Tennis) of Merriman and Company.

(Brian Tennis):	Good morning, nice quarter, guys.

Jim Lambert:	Thanks, (Brian).

(Brian Tennis):

I just wanted to clarify real quickly on the gross margin for September and then expectations for December.  Mostly the improvement in September - mostly cost reductions and volume improvement and no contribution from Net App royalties, correct?

Preston Romm:	Correct, I would characterize it as cost reductions and negotiations with suppliers for lower prices, not so much volume increases and nothing on the Network Appliance.

(Brian Tennis):	Did you give any specifics on forward contribution from the Net App deal?

Preston Romm:	Do you mean for the fourth quarter?

(Brian Tennis):	No, just longer term on an annual basis - was there any discussion of that? Or....

Preston Romm:

We’re not sure what the volume will be.  It really depends on how well they sell their product.  We’re looking conservatively something around 1 million-plus mark of revenue in 2004.  And that’ll kind of fall to the bottom line 100%.

(Brian Tennis):

Okay.  On the telco activity, which you’re hoping may be picking up in the near term, I would imagine that’s mostly SCSI business.  Would that - would you expect it to be SANnet II or SANnet I product, if that, in fact, picks up?

Jim Lambert:

Sure.  (Brian), it’s all SANnet - almost all SANnet II.  We have only really one customer - large telco account that’s still taking SANnet I.  All the other things that we’re working on and shipping is SANnet II.

There’s a mix of both SCSI and Fibre.  And I would say that it’s - probably over 50% is Fibre.  And certainly the new programs that we’re looking at with many of the equipment manufacturers - there seems to be a trend where a lot of them are - want to use fibre and also using Linux.

(Brian Tennis):

Okay.  And then finally, can you give me any more color around your reseller growth or anticipated reseller growth, either geographically or what verticals specifically do you seem to be having success in?

Jim Lambert:

Well, we’ve had quite a bit of success in signing up.  I’ll put them in like three categories - maybe four categories.  Resellers - we’ve signed up the largest number of those.  They tend to be smaller type of potential customers.

The next group is system integrators. We’ve signed up a number of system integrators. They tend to be larger. We’ve also signed up a few OEM’s that - they are tending to be more mid-sized.

And finally, we’ve signed up new, what I’ll call, service provider - in that category.  SunGard is an example of that.  We recently signed an agreement with them in the UK.  And I think that could be a very large opportunity for us as we go forward.

We’ve signed up in all of those categories, in - customers in the United States or the Americas, in EMEA - Europe, Middle East and Africa - and then in Asia-Pac.  So we’re having success in each area.  We - I would say that the United States and Europe business seems to be picking up.  We’re still not seeing a significant change in the business in Asia - well, particularly in Japan.

(Brian Tennis):	Okay, great. And then one more housekeeping item - on the G&A in the September quarter, did you talk about that up-tick that we saw to 1.9 million?

Preston Romm:	I didn’t talk about it, (Brian). It’s a number of smaller things and catching up a couple of accruals and kind of anticipating some expenses in the next quarter - legal type things that we need to catch up the accrual on. So it’s a number of little things. It’s not a trend, I wouldn’t say.

(Brian Tennis):	So December may be lower.

Preston Romm:	Yeah.

(Brian Tennis):	Okay.

Preston Romm:	It’s kind of what I call the law of small numbers. It moves a little bit. And it’s a big percent change.

(Brian Tennis):	Okay, great, thank you.

Jim Lambert:	You bet, (Brian).

Operator:	You have a follow-up question from (Harry Blont).

(Harry Blont):

Hey, guys, just a real quick - I believe Sun was looking at end of life-ing the A1000 to E1000 type products somewhere around the end of this year.  I was wondering if you guys have seen or if you could tell if you’ve seen any incremental demand yet for that product or if that’s really going to be probably more in the 2004 timeframe.

Jim Lambert:

It’s a little bit hard to say.  Our SCSI unit volume was actually up quite a bit last quarter.  So some of that may have started.  But as far as we know, what you just said is still the case, that they’re scheduling - that’s going to be end of life towards the end of this year.

So I would anticipate that we’ll continue to see our SCSI unit volume sales continue to increase until that end of life process is complete, which - I’m not exactly sure, until they make the announcement, how long that process will be.  But it probably will be one or two quarters, I would anticipate.

(Harry Blont):	And according to the IDC numbers, that looks like they’re shipping anywhere from 2 to 5000 units of those two platforms a quarter. Is that - does that kind of sound like the right…

Preston Romm:	It’s strange, (Harry). We hear different numbers from different people within Sun. And those numbers that IDC quotes are certainly some of what we hear. We also hear less numbers, too.

(Harry Blont):	Okay, great, thank you.

Operator:	Your next question comes from (Ralph Tennebruso) of East Shore Partners.

(Ralph Tennebruso):

Gentlemen, do you have any type of idea when the dependence on Sun will drop over time?  Does it go from 86% in this quarter to 82% to 75% at some point?  Do you have any idea when - how that’ll balance out with other customers coming up and so forth?

Preston Romm:

Well, we’re certainly, at the same time, happy and not happy that Sun is such a large piece of our revenue.  It falls in the category of - thank goodness, we have Sun.  And 86% of our revenue is Sun.  We certainly want to lower the percent of revenue that represents Sun.  And that’s one of our goals.

Having said that, we’re not going to do it by decreasing the amount of revenue we get from Sun, but increasing revenue from other places.  Our ultimate goal is just to get the number closer to 50-50.  And we’re not sure what timeframe makes sense to do that. Probably sometime in ‘05 is our guess - but really difficult to forecast that type of thing.

(Ralph Tennebruso):	Okay, do you have a good look at when the product goes to Sun and then where it goes thereafter?

Preston Romm:

We have a very good look at their kind of long-term and short-term demand.  Where it goes after that, we have some insight to, but not a lot.  They’re on a JIT type basis.  When they need product, we’re contractually obligated to deliver standard product in eight hours.  We’ve been living up to that obligation.  So they’re not building up inventory in their own coffers.  And they don’t have a right to return product.  So it really goes into their distribution center and then back out to their customer.

(Ralph Tennebruso):	Are they in control of the contract in terms of - is it still a three-year contract and they decide whether or not to re-up on it?

Preston Romm:

Well, it’s a three-year contract.  But I would view it this way.  As long as we’re performing and bringing in new products to them and new features and the products are well-received, which all of the above is true, they’re going to keep buying product from us, whether it’s a three-year contract or a one-year contract.

They don’t have to buy anything from us. So contractually, they could stop buying tomorrow if they wanted to. Or they can keep buying for ten years.

(Ralph Tennebruso):	Okay, great, thank you very much.

Jim Lambert:	All right.

Operator:	At this time, there are no further questions. Are there any closing remarks?

Jim Lambert:	Yes, we’d like to thank all of you for joining us today. And we look forward to speaking with you again next quarter. Thank you.

Operator:	This concludes the Dot Hill Third Quarter 2003 Earnings Conference Call. You may now disconnect.

END